UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2024

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2024, upon approval and recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Liquidia Corporation (the “Company”), the Board approved an amendment and restatement of the Liquidia Corporation Executive Severance and Change in Control Plan (the “Amended and Restated Severance Plan”), which provides for severance benefits to certain key employees, including our named executive officers, upon certain types of qualifying termination events.

The Amended and Restated Severance Plan supersedes all prior plans, agreements including employment agreements in effect on or prior to the effective date of the Amended and Restated Severance Plan, or other arrangements for severance benefits or for enhanced severance payments whether or not before, on or after a Change in Control, effective as of the effective date of the Amended and Restated Severance Plan, except as specifically provided under the Amended and Restated Severance Plan or as specifically provided under future employment agreements. Under the Amended and Restated Severance Plan, a Participant is designated by the Committee as a Tier 1 Participant, a Tier 2 Participant, a Tier 3 Participant, or a Tier 4 Participant, as specified in the individual Participation Agreement. Upon an Involuntary Termination outside of a Change in Control Period (defined below), a Participant is eligible to receive the following severance: (a) all Accrued Obligations; (b) (i) for the Tier 1 Participant, 18 months Base Salary paid over an 18-month period in substantially equal installments in accordance with the Company’s normal payroll schedule; (ii) for the Tier 2 Participant, 12 months Base Salary paid over a 12-month period in substantially equal installments in accordance with the Company’s normal payroll schedule; (iii) for the Tier 3 Participant, 9 months Base Salary paid over a 9-month period in substantially equal installments in accordance with the Company’s normal payroll schedule; and (iv) for the Tier 4 Participant, 6 months Base Salary paid over a 6-month period in substantially equal installment in accordance with the Company’s normal payroll schedule; (c) for the Tier 1 Participant only, the Target Annual Incentive; and (d) employer-portion of COBRA monthly premiums for a period of (i) 18 months for the Tier 1 Participant; (ii) 12 months for the Tier 2 Participant; (iii) 9 months for the Tier 3 Participant; and (iv) 6 months for the Tier 4 Participant, provided that the Participant timely elects to continue such COBRA benefits and remains eligible for such benefits under applicable law.

Pursuant to the Amended and Restated Severance Plan, upon an Involuntary Termination that occurs within the Change in Control Period (which is the period beginning three months prior to the Change in Control and ending twelve months after the Change in Control), a Participant is eligible to receive the following severance: (a) all Accrued Obligations; (b) (i) for the Tier 1 Participant, 24 months of Base Salary and Target Annual Incentive; (ii) for the Tier 2 Participant, 12 months Base Salary and Target Annual Incentive; (iii) for the Tier 3 Participant, 9 months Base Salary and Target Annual Incentive; and (iv) for the Tier 4 Participant, 6 months Base Salary and Target Annual Incentive, provided that (i) through (iv) shall be paid no more than sixty days after the Termination of Employment; (c) 100% of the unvested portion of the Participant’s outstanding equity shall become vested; and (d) a lump sum COBRA payment in an amount equal to the product of (i) the excess of COBRA monthly premium rate over the active employees’ monthly premium rate multiplied by (ii) (A) 24 months for the Tier 1 Participant; (B) 12 months for the Tier 2 Participant; (C) 9 months for the Tier 3 Participant; or (D) 6 months for the Tier 4 Participant.

The preceding summary of the terms of the Amended and Restated Severance Plan is qualified in its entirety by reference to, and should be read in connection with, the complete copy of the Amended and Restated Severance Plan, a copy of which has been filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit

10.1	Liquidia Corporation Amended and Restated Executive Severance and Change in Control Plan

104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 14, 2024	Liquidia Corporation

	By:	/s/ Roger Jeffs
		Name:	Roger Jeffs
		Title:	Chief Executive Officer